Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS THIRD QUARTER RESULTS

San Francisco, CA – November 13, 2017 – AMERICAN SHARED HOSPITAL SERVICES (NYSE AMERICAN:AMS) (the “Company”), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2017.

Third Quarter Results

For the three months ended September 30, 2017, rental income from medical services decreased 5.5% to $4,613,000 compared to rental income from medical services of $4,884,000 for the third quarter of 2016. Net income attributable to the Company for the third quarter of 2017 was $99,000, or $0.02 per share. This compares to net income attributable to the Company for the third quarter of 2016 of $334,000, or $0.06 per share.

Third quarter revenue for the Company’s initial proton therapy system installed at The Marjorie and Leonard Williams Center for Proton Therapy at Orlando Health – UF Health Cancer Center in Florida increased 17.0% to $935,000 compared to revenue of $799,000 for the third quarter of 2016.

Revenue for the Company’s Gamma Knife operations decreased 9.4% to $3,564,000 for the third quarter of 2017 compared to $3,933,000 for the third quarter of 2016. As previously announced, AMS lost one of its Gamma Knife units due to the expiration of its contract term at the end of April 2017 and a second unit in August 2017. The decrease in revenue from these two sites was only partially offset by revenue from two new sites, in Lima, Peru and Lincoln, Nebraska, that began operations in the third quarter and are still early in the ramp-up phase. Excluding the two sites whose contracts expired this year, Gamma Knife revenue increased 4.1% for this year’s third quarter compared to the third quarter of 2016.

Rental income from medical services gross margin for the third quarter of 2017 decreased to 40.8% of revenue, compared to rental income from medical services gross margin of 49.1% of revenue for the third quarter of 2016, primarily reflecting the decrease in Gamma Knife revenue.

Operating income decreased to $439,000 for the third quarter of 2017 compared to operating income of $896,000 for the same period a year earlier.  Income before income taxes was $439,000 for the third quarter of 2017 compared to $899,000 for the third quarter of 2016. Non-GAAP pre-tax income, net of income attributable to non-controlling interest, was $263,000 for the third quarter of 2017.  This compares to non-GAAP pre-tax income, net of income attributable to non-controlling interest, of $601,000 for the third quarter of 2016. Please refer to the financial statements included with this press release for a reconciliation of GAAP to non-GAAP financial measures.

Adjusted EBITDA, a non-GAAP financial measure, was $2,412,000 for the third quarter of 2017, compared to $2,831,000 for the third quarter of 2016.

Nine Months Results

For the nine months ended September 30, 2017, rental income from medical services increased 6.1% to $14,472,000 compared to rental income from medical services of $13,640,000 for the first nine months of 2016.

Proton therapy revenue increased 137.0% to $2,953,000 for the first nine months of 2017 compared to $1,246,000 for the first nine months of 2016.

Excluding treatments at customer sites lost due to the expiration of their contract terms in April 2017 and August 2017, Gamma Knife revenue decreased 0.5% for the first nine months of 2017 compared to the first nine months of 2016.

Net income attributable to the Company for the first nine months of 2017 was $505,000, or $0.09 per share. This compares to net income attributable to the Company for the first nine months of 2016 of $478,000, or $0.09 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $7,577,000 for the first nine months of 2017, compared to $7,288,000 for the first nine months of 2016.

Balance Sheet Highlights

At September 30, 2017, cash and cash equivalents was $1,665,000, compared to $3,121,000 at December 31, 2016. Shareholders’ equity at September 30, 2017 was $28,188,000, or $4.94 per outstanding share. This compares to shareholders’ equity at December 31, 2016 of $27,173,000, or $4.97 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Treatment volume at our proton therapy center at Orlando Health - UF Cancer Center increased to 940 fractions for this year's third quarter, up from 869 fractions for the same period a year ago but below the 1,189 fractions reported for this year's second quarter. This slowdown in proton treatment volume appears to have run its course, as volume rebounded sharply in October. Accordingly, we are optimistic that proton treatment volume for this year's fourth quarter will resume its upward trend. We believe the pace of treatment volume has room to increase even further in 2018. We also are pleased to report that the MEVION S250 proton system we supplied Orlando Health continues to perform flawlessly, with no unanticipated operating issues.

“We also are optimistic about a rebound in our Gamma Knife business beginning in the fourth quarter, as the ramp-up in patient volume at our new sites in Lima, Peru and Lincoln, Nebraska gathers momentum.

“Additionally, the Centers for Medicare & Medicaid Services recently announced a 6% increase in the Medicare reimbursement rate for simple, intermediate or complex proton treatments, and a 1.5% increase for Gamma Knife treatments, for 2018. These rate increases are a welcome development and should make a positive contribution to our financial performance in the new year.”

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time, and mention confirmation number 4597 0345. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available for 14 days at these same internet addresses, or by dialing (888) 843-7419 and entering 4597 0345# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company’s proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the three months ended March 31, 2017 and June 30, 2017, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 27, 2017.

Non-GAAP Financial Measure

Neither Adjusted EBITDA nor non-GAAP pre-tax income, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company’s performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as the loss on early extinguishment of debt. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 13, 2017
Page 4	Third Quarter 2017 Financial Results

Selected Financial Data

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Rental income from medical services	$4,613,000	$4,884,000	$14,472,000	$13,640,000
Costs of revenue	2,731,000	2,488,000	7,993,000	7,672,000

Gross margin	1,882,000	2,396,000	6,479,000	5,968,000
Selling & administrative expense	1,026,000	999,000	3,303,000	2,911,000
Interest expense	417,000	501,000	1,314,000	1,219,000

Operating income	439,000	896,000	1,862,000	1,838,000
(Loss) on early extinguishment of debt	–	–	–	(108,000)
Other income (loss)	–	3,000	(1,000)	11,000

Income before income taxes	439,000	899,000	1,861,000	1,741,000
Income tax expense	164,000	267,000	600,000	424,000

Net income	$275,000	$632,000	$1,261,000	$1,317,000
Less: Net (income) attributable to non-controlling interest	(176,000)	(298,000)	(756,000)	(839,000)
Net income attributable to
American Shared Hospital Services	$99,000	$334,000	$505,000	$478,000

Earnings per common share:
Basic	$0.02	$0.06	$0.09	$0.09

Assuming dilution	$0.02	$0.06	$0.09	$0.09

	Balance Sheet Data

	September 30,	December 31,
	2017	2016

Cash and cash equivalents	$1,665,000	$3,121,000
Current assets	$9,090,000	$8,388,000
Investment in equity securities	$579,000	$579,000
Total assets	$59,976,000	$60,598,000

Current liabilities	$8,823,000	$8,681,000
Shareholders’ equity	$28,188,000	$27,173,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 13, 2017
Page 5	Third Quarter 2017 Financial Results

Selected Financial Data

(unaudited)

Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Income	$99,000	$334,000	$505,000	$478,000

Plus:
Income Tax Expense	164,000	267,000	600,000	424,000
Interest Expense	417,000	501,000	1,314,000	1,219,000
Depreciation and Amortization Expense	1,674,000	1,687,000	5,000,000	4,898,000
Stock-Based Compensation Expense	58,000	42,000	158,000	161,000
(Loss) on Early Extinguishment of Debt	–	–	–	108,000

Adjusted EBITDA	$2,412,000	$2,831,000	$7,577,000	$7,288,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 13, 2017
Page 6	Third Quarter 2017 Financial Results

Selected Financial Data

(unaudited)

Non-GAAP Pre-tax Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Income before income taxes	$439,000	$899,000	$1,861,000	$1,741,000
Less: Net (income) attributable to non-controlling interest	(176,000)	(298,000)	(756,000)	(839,000)

Non-GAAP Pre-tax Income	$263,000	$601,000	$1,105,000	$902,000